Exhibit 99.1

BRE PROPERTIES REPORTS THIRD QUARTER 2011 RESULTS

Common and Preferred Dividends Declared

November 1, 2011 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended September 30, 2011. All per share results are reported on a fully diluted basis.

Third Quarter Operational and Financial Highlights

•	Quarterly funds from operations (FFO) totaled $41.5 million, or $0.55 per share. Quarterly net income available to common shareholders totaled $17.1 million, or $0.23 per share.

•

Year-over-year, third-quarter same-store revenues and net operating income (NOI) increased 3.7% and 4.0%, respectively. On a sequential basis from the second quarter to the third quarter of 2011, same-store revenues and NOI increased 1.7% and 1.1%, respectively.

•

Physical occupancy averaged 95.7%; annualized turnover in the same-store portfolio was 71.1% for the quarter. Average revenue per occupied unit for the third quarter was $1,504, representing a 4.3% increase from the same period in 2010.

•

Acquired Lafayette Highlands, a 151-unit property in Lafayette, Calif., for a total purchase price of approximately $48.8 million. The property is expected to have a first-year yield of 4.8%; occupancy was 95% on the acquisition date.

•	Issued 514,000 common shares at $48.60 per share through our at-the-market (ATM) program, generating approximately $25.0 million of gross proceeds.

•

Other capital activities during the quarter included: 1) the open market purchase of 840,285 shares of 6.75% Series D preferred stock, or approximately $21 million in value, at a gross purchase price of $24.33 per share ($25.00 par value); and 2) the sale of a property owned in an unconsolidated joint venture. BRE’s share of the proceeds from the property sale totaled $4.5 million and resulted in a gain of $2.2 million (inclusive of a promote of $408,000). The gain and promote are excluded from FFO per share totals.

•	2011 FFO guidance updated to $2.12 to $2.14 per share. Fourth quarter guidance announced in a range of $0.55 to $0.57 per share.

Third Quarter 2011

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $41.5 million, or $0.55 per share, for the third quarter 2011, compared with $30.6 million, or $0.47 per share, for the third quarter 2010. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) FFO for the third quarter 2010 included acquisition-related expenses totaling $2.4 million or $0.04 per share.

Net income to common shareholders for the third quarter 2011 totaled $17.1 million, or $0.23 per share, compared with net income of $19.6 million, or $0.30 per share, for the same period 2010. The third quarter 2011 results included a gain on sale of an unconsolidated joint venture totaling $2.2 million or, $0.04 per share. The gain is excluded from the company’s FFO per share calculations. The third quarter 2010 results included a gain on sale of real estate of approximately $13.2 million, or $0.20 per share, and acquisition-related expenses cited above totaling $2.4 million, or $0.04 per share.

Total revenues from continuing operations for the quarter were $96.7 million, compared with $87.2 million for the third quarter 2010. The $96.7 million in quarterly revenue represents the highest quarterly total in BRE’s 40-year history. Adjusted EBITDA for the quarter totaled $60.9 million, compared with $57.1 million in the third quarter 2010. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

BRE’s year-over-year earnings and FFO results reflect the impact of the following during 2011: (1) increases in same-store property-level operating results over 2010 levels; (2) incremental NOI from acquired and newly completed properties in the last 21 months; and (3) a reduction in interest expense due to lower leverage levels and higher levels of capitalized interest, which was offset by (4) a higher level of outstanding shares from equity issued in 2010 and 2011.

Nine-Month Period Ended September 30, 2011

For the year-to-date period, FFO totaled $111.1 million, or $1.57 per share, compared with $88.9 million, or $1.44 per share, for the same period in 2010. FFO for the nine-month period in 2011 includes a $3.8 million, or $0.05 per share, preferred stock redemption charge. FFO for the nine-month period in 2010 included: (1) acquisition-related expenses totaling $3.8 million, or $0.06 per share; (2) one-time compensation costs related to the resignation of the company’s chief operating officer, totaling $1.3 million, or $0.02 per share; and (3) a loss on retirement of debt totaling $558,000, or $0.01 per share. Net income available to common shareholders for the nine-month period totaled $32.9 million, or $0.47 per diluted share, compared with $41.4 million, or $0.68 per diluted share, for the same period 2010. The year-to-date 2010 results included a gain on sales of real estate of approximately $24.9 million, or $0.41 per share.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company since January 1, 2010. Of the 21,971 apartment units owned directly by BRE, same-store units totaled 19,275 for the quarter and year-to-date periods.

On a year-over-year basis, overall same-store revenues and NOI increased 3.7% and 4.0%, respectively, for the third quarter. The revenue increase was driven by a 4.3% increase in revenue per unit earned during the period, offset by a 60-basis-point reduction in year-over-year financial occupancy levels.

On a sequential basis, same-store revenue increased 1.7%, NOI increased 1.1% and expenses increased 3.0% over second quarter 2011 levels. The sequential quarter increase in revenues was driven by a 1.6% increase in revenue earned per unit during the third quarter, combined with a 10-basis-point increase in financial occupancy.

Investment Activity

On August 12, 2011, BRE acquired a 151-unit community in Lafayette, Calif., for a total purchase price of $48.8 million. The property was 95% occupied on the acquisition date, and currently is 97% occupied.

BRE had two communities under construction at quarter-end: Lawrence Station, a 336-unit community in Sunnyvale, Calif., with estimated completion date in the first quarter 2013; and Aviara, a 166-unit community in Mercer Island, Wash., with an estimated completion date in the second quarter of 2013.

On August 10, 2012, The Landing at Bear Creek, a 224-unit property in Denver, Colo., which was owned in an unconsolidated joint venture, was sold to a third party. BRE’s share of the proceeds from the property sale totaled $4.5 million and a resulted in a gain of $2.2 million (inclusive of a promote of $408,000). The gain and promote are excluded from FFO per share totals.

Capital Markets Activity

Under the at-the-market (ATM) equity distribution agreement filed with the Securities and Exchange Commission on Form 8-K on February 25, 2010, the Company issued 514,000 shares of common stock, at an average share price of $48.60 per share, with total gross proceeds of $25.0 million. The remaining capacity under the equity distribution agreement totals $175.0 million.

During the quarter the company completed an open market purchase of 840,285 shares of Series D preferred stock, or approximately $21 million in value, at a gross purchase price of $24.33 per share ($25.00 par value). As of the end of the quarter, 2,159,715 Series D preferred shares remain outstanding.

Common and Preferred Dividends Declared

On November 1, 2011, the BRE board of directors approved regular common and preferred stock dividends for the quarter ending December 31, 2011. All common and preferred dividends will be payable on Friday, December 30, 2011 to shareholders of record on Thursday, December 15, 2011. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 3.0% on yesterday’s closing price of $50.12 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970. The company’s 6.75% Series D preferred dividend is $0.421875 per share.

Earnings Guidance Update

The company updated annual FFO guidance to a range of $2.12 to $2.14 per share, from a previously guided range of $2.09 to $2.17 per share.

The revised guidance range reflects no changes to the assumptions provided in BRE’s second quarter earnings release.

The company has established an FFO guidance range of $0.55 to $0.57 per share for the fourth quarter of 2011. The primary difference between the company’s third quarter 2011 FFO of $0.55 per share and the midpoint of the fourth quarter guidance range of $0.56 per share is due to positive impact of approximately $0.01 per share from higher same-store and non-same-store property NOI in the fourth quarter of 2011 than the third quarter levels.

Fourth quarter and annual FFO guidance does not include any nonroutine income or expense items.

Q3 2011 Analyst Conference Call

The company will hold a conference call on Wednesday, November 2, at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 800.946.0722; the international number is 719.325.2320 Enter Conf. ID# 1951042. A telephone replay of the call will be available for 14 days at 877.870.5176 or 858.384.5517 international, using the same ID# 1951042. A link to the live webcast of the call will be posted on www.breproperties.com, in the Investors section. A webcast replay will be available for 90 days following the call.

Q4 2011 Earnings Dates

The company will report fourth quarter and annual 2011 earnings in February 2012. Annual 2012 earnings guidance will be provided in conjunction with year-end results.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 78 multifamily communities (totaling 21,971 units) and has joint venture interests in an additional 12 apartment communities (totaling 3,856 units). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2011

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2011	December 31, 2010
ASSETS

Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$3,660,343	$3,464,466
Construction in progress	58,644	29,095
Less: accumulated depreciation	(717,474)	(640,456)

	3,001,513	2,853,105

Equity in real estate joint ventures:
Investments	66,753	61,132

Land under development	247,553	183,291

Total real estate portfolio	3,315,819	3,097,528

Cash	6,616	6,357
Other assets	48,201	52,362

TOTAL ASSETS	$3,370,636	$3,156,247

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$724,851	$773,076
Unsecured line of credit	155,000	209,000
Mortgage loans payable	809,256	810,842
Accounts payable and accrued expenses	53,232	52,070

Total liabilities	1,742,339	1,844,988

Redeemable noncontrolling interests	33,771	34,866

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 2,159,715 and 7,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2011 and December 31, 2010, respectively.	22	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 75,265,831 and 64,675,815 at September 30, 2011 and December 31, 2010, respectively.	753	647

Additional paid-in capital	1,593,751	1,275,676

Total shareholders’ equity	1,594,526	1,276,393

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,370,636	$3,156,247

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended September 30, 2011 and 2010

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 9/30/11	Quarter ended 9/30/10	Nine months ended 9/30/11	Nine months ended 9/30/10
REVENUES

Rental income	$93,042	$83,752	$270,295	$243,118
Ancillary income	3,605	3,436	10,417	9,680

Total revenues	96,647	87,188	280,712	252,798

EXPENSES

Real estate	$31,535	$28,337	$90,994	$82,622
Provision for depreciation	25,931	23,209	78,268	67,560
Interest	18,374	21,639	56,861	63,465
General and administrative	5,678	5,015	16,071	15,454
Other expenses (1)	149	2,391	402	5,087

Total expenses	81,667	80,591	242,596	234,188

Other income	677	741	1,878	2,254

Net (loss) from extinguishment of debt	—	—	—	(558)

Net income before noncontrolling interests, partnership income and discontinued operations	15,657	7,338	39,994	20,306

Income from unconsolidated entities	791	520	2,162	1,593
Gain on sale of unconsolidated entity	2,248	—	2,248	—

Income from continuing operations	18,696	7,858	44,404	21,899

Discontinued operations:
Discontinued operations, net (2)	—	1,862	—	4,616
Net gain on sales of discontinued operations	—	13,203	—	24,885

Income from discontinued operations	—	15,065	—	29,501

NET INCOME	$18,696	$22,923	$44,404	$51,400

Redeemable noncontrolling interest in income	332	365	1,003	1,111

Redemption related preferred stock issuance cost	155	—	3,771	—

Dividends attributable to preferred stock	1,138	2,953	6,744	8,859

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$17,071	$19,605	$32,886	$41,430

Net income per common share - basic	$0.23	$0.30	$0.47	$0.68

Net income per common share - diluted	$0.23	$0.30	$0.47	$0.68

Weighted average shares outstanding - basic	74,965	64,050	69,950	60,510

Weighted average shares outstanding - diluted	75,390	64,430	70,400	60,940

(1)	For the quarter ended September 30, 2011; $149,000 of acquisition costs were reported in other expenses. For the quarter ended September 30, 2010 other expenses include $2,390,000 of acquisition costs. For the nine months ended September 30, 2011; $402,000 of acquisition costs were reported in other expenses. For the nine months ended September 30, 2010 other expenses include a one-time $1,300,000 charge associated with the resignation of our COO and $3,787,000 related to acquisition costs.
(2)	For 2010, includes four operating properties sold during the twelve months ending December 31, 2010.

	Quarter ended 9/30/11	Quarter ended 9/30/10	Nine months ended 9/30/11	Nine months ended 9/30/10
Rental and ancillary income	—	$3,410	—	$11,573
Real estate expenses	—	(1,376)	—	(4,472)
Provision for depreciation	—	(172)	—	(2,485)

Income from discontinued operations, net	—	$1,862	—	$4,616

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 9/30/2011	Quarter Ended 9/30/2010	Nine Months Ended 9/30/2011	Nine Months Ended 9/30/2010
Net income available to common shareholders	$17,071	$19,605	$32,886	$41,430
Depreciation from continuing operations	25,931	23,209	78,268	67,560
Depreciation from discontinued operations	—	172	—	2,485
Redeemable noncontrolling interest in income	335	365	1,003	1,111
Depreciation from unconsolidated entities	519	524	1,539	1,489
Net gain on investments	—	(13,203)	—	(24,885)
Gain on sale of unconsolidated entity	(2,248)	—	(2,248)	—
Less: Redeemable noncontrolling interest in income not convertible into common shares	(105)	(105)	(315)	(315)

Funds from operations	$41,503	$30,567	$111,133	$88,875

Diluted shares outstanding - EPS	75,390	64,430	70,400	60,940
Net income per common share - diluted	$0.23	$0.30	$0.47	$0.68

Diluted shares outstanding - FFO	76,000	65,070	71,010	61,640
FFO per common share - diluted	$0.55	$0.47	$1.57	$1.44

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 9/30/2011	Quarter Ended 9/30/2010	Nine Months Ended 9/30/2011	Nine Months Ended 9/30/2010
Net income available to common shareholders	$17,071	$19,605	$32,886	$41,430
Interest, including discontinued operations	18,374	21,639	56,861	63,465
Depreciation, including discontinued operations	25,931	23,381	78,268	70,045

EBITDA	61,376	64,625	168,015	174,940
Redeemable noncontrolling interest in income	332	365	1,003	1,111
Net gain on sales	—	(13,203)	—	(24,885)
Dividends on preferred stock	1,138	2,953	6,744	8,859
Other expenses	149	2,391	402	5,087
Net loss from extinguishment of debt	—	—	—	558
Gain on sale of unconsolidated entity	(2,248)	—	(2,248)	—
Redemption related to preferred stock issuance cost	155	—	3,771	—

Adjusted EBITDA	$60,902	$57,131	$177,687	$165,670

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 9/30/2011	Quarter Ended 9/30/2010	Nine Months Ended 9/30/2011	Nine Months Ended 9/30/2010
Net income available to common shareholders	$17,071	$19,605	$32,886	$41,430
Interest, including discontinued operations	18,374	21,639	56,861	63,465
Depreciation, including discontinued operations	25,931	23,381	78,268	70,045
Redeemable noncontrolling interest in income	332	365	1,003	1,111
Net gain on sales	—	(13,203)	—	(24,885)
Gain on sale of unconsolidated entity	(2,248)	—	(2,248)	—
Dividends on preferred stock	1,138	2,953	6,744	8,859
General and administrative expense	5,678	5,015	16,071	15,454
Other expenses	149	2,391	402	5,087
Net loss from extinguishment of debt	—	—	—	558
Redemption related to preferred stock issuance cost	155	—	3,771	—

NOI	$66,580	$62,146	$193,758	$181,124

Less Non Same-Store NOI	9,963	7,710	26,439	19,424

Same-Store NOI	$56,617	$54,436	$167,319	$161,700